AMENDMENT

This amendment ("**Amendment**") is made and entered into effective 27 September 2012 (the "**Effective Date**") in Carson City, Nevada by and between DEL TORO SILVER CORP., a Nevada domestic corporation ("**Del Toro**"), and NATCHEZ PASS LLC, a Nevada domestic limited-liability company ("**Natchez Pass**"), to amend the Parties' 31 August 2012 partial purchase option agreement ("**Agreement**"). Del Toro and Natchez Pass are the only parties to this Amendment and are at times referred to herein singly as a "**Party**" and collectively as the "**Parties**".

In consideration of the mutual covenants, agreements and promises of the Parties, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby covenant and agree to modify their Agreement as follows:

1. **REVENUE SHARING / DUE DILIGENCE PERIOD PROCEEDS**. As between the Parties, Del Toro shall bear all costs and expenses to perform its due diligence investigations and work under the Agreement. After recovering all of those costs and expenses from proceeds received from sale of precious minerals extracted from the Claims (as that term is defined in the Agreement), if any, Del Toro shall pay to Natchez Pass twenty percent (20%) of the remaining amount of said proceeds ("**Profits**") promptly after Del Toro receives such proceeds (whether in installments or a lump sum).

2. **THIRD PARTY OPERATOR FOR DEL TORO'S DUE DILIGENCE**. Del Toro intends to conduct its physical, on-site due diligence through Valley Excavating LLC, a Virginia domestic limited-liability company ("**Valley Excavating**"), that Del Toro has been informed is in the business of providing excavation and related services on a contract basis. The independent contractor agreement by which Del Toro intends to retain the services of Valley Excavating is attached hereto as Exhibit A and is hereby incorporated herein by this reference ("**ICA**"). Natchez Pass has reviewed and hereby acknowledges its approval of the ICA as to its form and content.

3. **GENERAL PROVISIONS**

3.1 **Miscellaneous**. When used herein, the terms defined when initially capitalized have the ascribed meanings. Capitalized terms used but not defined herein shall be as defined in the Agreement. This Amendment may be executed in counterparts, with each deemed an original but all constituting one instrument. Facsimile and photocopied signatures bind the Parties. This Amendment shall be construed fairly with no inference drawn against the drafting Party.

3.2 **Governing Law; Jurisdiction / Venue**. This Amendment will be exclusively interpreted and enforced in a state court in Carson City, Nevada under Nevada law (without reference to its choice of law rules). THE PARTIES HEREBY CONSENT TO SUCH VENUE, GOVERNING LAW, AND THE JURIDICTION OF SUCH COURT.

3.3 **Benefit**. This Amendment binds (and inures to the benefit of) the Parties, and the Parties' respective heirs, assigns, successors and legal representatives.

3.4 **Effect of Amendment**. Except as herein amended, all terms, covenants and provisions of the Agreement are and shall remain in full force and effect, and all references therein to the Agreement shall henceforth refer to the Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Agreement.

3.5 **Execution**. The Parties have each executed this Amendment by duly authorized representative and each acknowledges that it understands and agrees to be bound by this Amendment.

DEL TORO SILVER CORP.	**NATCHEZ PASS LLC**
Greg Painter	[signature]
By: Greg Painter	By: Patrick A. Fagen
Its: President	Its: Manager

Exhibit A

INDEPENDENT CONTRACTOR AGREEMENT

This independent contractor agreement ("**Agreement**") is entered into effective September 26, 2012 ("**Effective Date**") by and between **DEL TORO SILVER CORP.**, a Nevada domestic corporation, 2229 Tahoe Vista Drive, South Lake Tahoe, California 96150 ("**Company**"), and **VALLEY EXCAVATING LLC**, a Virginia domestic limited liability company, 3102-B Peters Creek Road, Roanoke, Virginia 24019 ("**Contractor**"). Company and Contractor are the only parties to this Agreement and are at times referred to herein singularly as a "**Party**" and collectively as the "**Parties.**" When used in this Agreement, the terms defined herein when initially capitalized will have the meanings ascribed to them.

R E C I T A L S

A. Company desires to conduct some earth moving and excavating work on certain land in Pershing County, Nevada to further Company's due diligence regarding its potential purchase of certain unpatented mining claims on said land (the "**Site**").

B. Among other things, Contractor provides earth moving and excavation services.

C. Company and Contractor desire to enter into an independent contractor relationship whereby Contractor shall provide Company with the earth moving and excavation services Company desires performed on and at the Site (the "**Services**"), according to this Agreement's terms and conditions.

In consideration of this Agreement's covenants and undertakings, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. CONTRACTOR'S OBLIGATIONS & COMPENSATION

1.1 Duties; Compensation. During the Term, and in accordance with this Agreement's terms and conditions, Contractor shall, in return for 25% of Del Toro's profit from the sale of any precious minerals excavated during the Term and thereafter sold (the "**Fee**"), provide the Services as, when, how, and to the extent detailed on the attached Exhibit A and/or as hereafter instructed by Del Toro (the "**Term Work Plan**"). As used in the previous sentence, the term "**profit**" means the amount retained by Del Toro after paying the amount due to Natchez Pass LLC, owner of the Claims, under Company's amended 31 August 2012 Partial Purchase Option Agreement with Natchez Pass LLC.

1.2 Operations Costs. In addition to the Fee, Company shall pay all of Contractor's out-of-pocket operations costs hereunder (up to the maximum, aggregated expenditure set forth in the Term Work Plan).

1.3 Contractor Equipment. Subject to Company's obligation to pay all of Contractor's out-of-pocket costs during the Term, Contractor shall, at Contractor's expense, furnish all machines, fuel, equipment, parts and labor necessary to operate the equipment furnished and used by it hereunder, and to otherwise perform the Services. Movement of Contractor's equipment within, around or about the Site shall be undertaken by Contractor at its sole expense and under its sole supervision.

1.4 Insurance. Contractor shall procure and maintain throughout the Term worker's compensation insurance and liability insurance in such amounts as Company reasonably deems

appropriate for the Services. Said liability insurance policy shall name Company as a first-position additional insured. Contractor shall provide Company with a copy of each said policy.

2. TERM AND TERMINATION. This Agreement commences on the Effective Date and continues until the earlier of 15 November 2012 or such other date as Parties hereafter agree in writing (as applicable, the **"Term"**). During the Term, either Party may immediately terminate this Agreement upon written notice to the other Party if the other Party materially breaches any of its obligations hereunder. Additionally, during the Term, either Party may terminate this Agreement, with or without cause, upon 30 calendar days' written notice to the other Party.

3. NO UPTIME ASSURANCE. Weather permitting, the Parties recognize the due diligence completion deadline faced by Company and therefore hereby express their manifest intent to work hereunder to complete the entire work plan during the Term. In furtherance of the foregoing, Contractor shall use best commercial efforts to keep all of its equipment used hereunder in good, operational condition. However, the Parties hereby recognize and acknowledge that such equipment will be performing arduous tasks in difficult, remote terrain. Accordingly, Contractor cannot provide the Company with an implied or express uptime guarantee — and Company hereby releases Contractor from any liability for down time due to Contractor's equipment.

4. OWNERSHIP BY COMPANY. Subject to payment of the Fee hereunder, as between the Parties, Company is the sole and exclusive owner of all right, title and interest in and to any precious minerals located and extracted hereunder, and to any and all information learned or otherwise gleaned from Contractor's performance hereunder, including, but not limited to, the location of all such precious mineral discoveries and all Intellectual Property Rights (as defined below) in and to any and all reports, assays, maps, depictions, or studies produced in part or whole based upon Contractor's performance hereunder. As used in the preceding sentence, **"Intellectual Property Rights"** means any and all of the following: (a) rights associated with works of authorship throughout the universe, including copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents, designs, algorithms and other industrial property rights; (e) all other intellectual and industrial property rights (of every kind and nature throughout the universe and however designated, including logos, "rental" rights, rights of publicity, and rights to remuneration), whether arising by operation of law, contract, license, or otherwise; and (f) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing).

5. REPRESENTATIONS AND WARRANTIES / INDEMNIFICATION

5.1 Representations and Warranties. Contractor represents, warrants and covenants to Company that: (i) Contractor possesses the qualifications, experience, skills, training and education necessary to perform the Services in accordance with this Agreement and all applicable laws; (ii) Contractor shall perform the Services strictly in accordance with the express terms and conditions provided to Contractor by Company, and by or through its employees or contractors pursuant to written contracts with each; (iii) Contractor holds any and all rights necessary to perform the Services hereunder; (iv) Contractor's entry into this Agreement does not violate any agreement with any other party; (v) Contractor shall obtain and maintain liability and, to the extent applicable, workers compensation insurance (and provide proof of same to Company upon Company's request); and (vi) the Services shall not violate any right of a third parties or contain any material or act that is unlawful, harmful, fraudulent, threatening, abusive, harassing, hateful, racially, ethnically, or otherwise objectionable, including any material that supports, promotes or otherwise encourages wrongful

conduct that would constitute a criminal offense, give rise to civil liability, or otherwise violate any applicable local, state, federal or international laws.

5.2 Indemnity. Contractor agrees to (and hereby shall) defend, hold harmless and indemnify Company, and his respective affiliates, and the officers, directors, employees, consultants, agents thereof, from and against any and all claims, losses, harm, costs, liabilities, damages and expenses (including litigation costs, attorneys and expert witness fees and related expenses) arising from or related to Contractor's (including Contractor's subcontractors, agents and employees, if any, and only as may be permitted by Company) acts, omissions and/or performance of Contractor's obligations hereunder, including Contractor's breach of any representations or warranties set forth in Section 5.1, or any representations, direction or other conduct of Contractor which does not strictly adhere to the express terms and conditions provided to Contractor hereunder.

If Company seeks indemnification hereunder, Company shall (a) notify Contractor in writing of Company's receipt of the third party claim or action upon which such claim for indemnification is based and tender the defense thereof to Contractor, (b) permit Contractor to direct the defense of, or to otherwise handle, such third party claim or action at the expense of Contractor, and (c) provide Contractor with all information and assistance reasonably necessary to defend or handle same. Notwithstanding the foregoing, Company may, at his sole option and expense, participate in the defense of the third party claim or action with additional counsel of his own choosing. Company' failure to comply with this Section 5.2 will not relieve Contractor of its obligations hereunder to indemnify Company unless such failure results in material prejudice to Contractor's defense of a third party claim or action.

6. CONFIDENTIALITY

6.1 Confidential Information. "**Confidential Information**" means any confidential, trade secret or other proprietary information (in whatever form or media, and whether or not marked as confidential) disclosed by one Party (the "**Disclosing Party**") to the other Party (the "**Receiving Party**") under this Agreement (including any reproductions or copies thereof), except information that the Receiving Party clearly proves to the Disclosing Party: (a) is public knowledge at the time of disclosure, (b) was known by the Receiving Party before disclosure by the Disclosing Party, or becomes public knowledge or otherwise known to the Receiving Party after such disclosure, other than by breach of a confidentiality obligation, or (c) is independently developed by the Receiving Party by persons without access to Confidential Information of the Disclosing Party. Confidential Information shall include the following categories of information: any and all non-public information relating to Company and/or the Practice, methodologies, know-how, procedures, techniques, tutorials and processes of Company, services rendered or deliverables furnished by Company to Contractor, financial and operational information, and other matters relating to the Practice, including information relating to actual or potential patients and/or patient lists, patient requirements, business forecasts and projections, accounting, finance or tax information, pricing information, the terms of this Agreement, and any information relating to the Practice's operational structure.

6.1.1 Protection and Disclosure of Confidential Information. The Receiving Party shall exercise at least the same degree of care and protection with respect to the Confidential Information of the Disclosing Party that it exercises with respect to its own Confidential Information, but in no event shall the Receiving Party exercise less than a reasonable standard of care, and in addition shall not directly or indirectly disclose, copy, distribute, republish or allow any third party to have access to any Confidential Information of the Disclosing Party except to the extent expressly

permitted in writing by the Disclosing Party. Notwithstanding the above, the Receiving Party may disclose Confidential Information of the Disclosing Party to the employees and agents of the Receiving Party who have a need to know and to third parties if so required by law (including court order or subpoena), provided that such disclosure is made in accordance with the terms of Section 6.1.2. Each Party acknowledges that breach of this Section will cause irreparable harm to the Disclosing Party entitling the Disclosing Party to injunctive relief, among other remedies.

6.1.2 Notification Obligation. If the Receiving Party becomes aware of any unauthorized use or disclosure of the Confidential Information of the Disclosing Party, the Receiving Party shall promptly and fully notify the Disclosing Party of all facts known to it concerning such unauthorized use or disclosure. In addition, if the Receiving Party or any of its agents are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information of the Disclosing Party, the Receiving Party shall not disclose the Confidential Information without providing the Disclosing Party at least twenty-four (24) hours prior written notice of any such request or requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. Notwithstanding the foregoing, the Receiving Party shall exercise its best efforts to preserve the confidentiality of the Confidential Information including by cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal.

6.1.3 Mutual Cooperation. Each Party shall notify and cooperate with the other Party in enforcing the Disclosing Party's rights if such Party becomes aware of a threatened or actual violation of the Disclosing Party's confidentiality requirements by a third party.

6.1.4 Return of Confidential Information. Unless otherwise authorized in writing, upon the earlier of termination or expiration and non-renewal of this Agreement or request of the Disclosing Party, with respect to the Disclosing Party's Confidential Information, the Receiving Party shall promptly either: (a) return such Confidential Information, and any and all reproductions and copies thereof, and provide certification to the Disclosing Party that all such Confidential Information has been returned; or (b) destroy such Confidential Information and provide certification to the Disclosing Party that all such Confidential Information has been destroyed.

7. RESTRICTIVE COVENANTS

7.1 Non-disparagement. Contractor shall not in any way disparage Company during the Term or thereafter.

7.2 Non-compete. For 1 year from the Term's end, Contractor shall not directly or indirectly provide any service to any third party on or about the Site, including, but not limited to, Natchez Pass LLC.

7.3 Liquidated Damages. If Contractor breaches Section 7.1 or 7.2, then for each such section that is breached, in addition to forfeiting the amount of net collections recorded and otherwise due to it hereunder, Contractor shall pay Company $500,000. The Parties have concluded that this amount of aggregated liquidated damages is a reasonable estimate, as of the Effective Date, of all the risks and damages Company could suffer as a result of said breach.

8. GENERAL PROVISIONS

8.1 General. The above recitals and the attached Exhibit A are hereby incorporated herein by this reference as though expressly set forth. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any provision herein that may reasonably be interpreted as being intended to survive this Agreement's termination or expiration shall do so, including all payment obligations hereunder. Headings used in this Agreement are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section or in any way affect this Agreement. This Agreement shall be construed within its fair meaning and no inference shall be drawn against the drafting party. Whenever used herein, the singular shall include the plural, the plural shall include the singular, and the neuter gender shall include the male and female, all as the context and meaning of this Agreement may require.

8.2 Governing Law / Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Nevada, without reference to principles of conflict of laws; any action brought by the Parties to enforce or interpret any provision of this Agreement shall be brought exclusively in an appropriate state court in Carson City, Nevada. Contractor hereby consents to such jurisdiction and waives any objection to such venue.

8.3 Entire Agreement. This Agreement contains the Parties' entire agreement and understanding concerning the subject matter herein. It supersedes all prior communications, discussions, negotiations, proposed agreements and all other agreements between the Parties concerning the subject matter herein, whether written or oral. No representations other than those expressly set forth in this Agreement have been made to either Party or relied upon by either Party in entering into this Agreement. This Agreement may be amended only by a writing signed by duly authorized individuals for both Parties, which references this Agreement and expressly sets forth the intention of both Parties to amend this Agreement, and no other conduct or representations, whether written or oral, by or between the Parties shall operate to modify or amend this Agreement in any manner whatsoever. It is the express intent of the Parties that this Agreement and any amendment hereto shall be interpreted solely by reference to the explicit, written terms therein.

8.4 Legal Expenses. The prevailing Party in any legal action brought by one Party against the other to enforce this Agreement shall be entitled (as determined by an arbitrator or court of competent jurisdiction), in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorneys' and expert witnesses' fees and expenses.

8.5 Severability / Waiver. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included. No delay, omission, or failure to exercise any right or remedy provided for in this Agreement shall be deemed to be a waiver thereof or an acquiescence in the event giving rise to such remedy, but every such right or remedy may be exercised, from time to time, as may be deemed expedient by the Party exercising such right or remedy.

8.6 Relationship of the Parties - Independent Contractor. It is expressly understood and agreed that the relationship between the Parties is as follows: each Party is acting as an independent contractor and is not an agent, partner, or joint venturer with the other Party for any purpose. The Parties have no authority to assume or create any obligation for or on behalf of the other Party, express or

implied, with respect to this Agreement or otherwise.

8.7 Notice. Any notice given hereunder shall be in writing and effective upon confirmed delivery to the appropriate Party by personal delivery, recognized overnight delivery service, or five (5) business days after being sent via first class mail postage prepaid at/to the respective Party's address set forth at the beginning of this Agreement (or at/to such other address as a Party may provide by written notice to the other Party from time to time).

IN WITNESS HEREOF, the Parties have executed this Agreement personally or by a duly authorized agent as of the Effective Date.

DEL TORO SILVER CORP.

By: Greg Painter
Its: President

VALLEY EXCAVATING LLC

By: Natchez Resources LLC
Its: Manager
By: Nevada Mining Company LLC
Its: Manager
By: Patrick A. Fagen
Its: Manager

Exhibit A

Term Work Plan

Company's Maximum, Aggregated Expenditure Hereunder: No more than $21,900.00.

Del Toro Due Diligence Work Plan & Budget

Expenses

Item		Amount	Notes
Liability Insurance	$	10,000	Expected @ $7,500-$10,000
Subcontract Pay	$	4,000	Paid through Natchez Resources
Fuel	$	1,500	Diesel, gasoline, hydraulic oil
Equipment	$	1,000	Set up, fabrication and purchase
Equipment Trucking	$	1,500	Yreka, Carson to mine
Food & Supplies	$	1,000	Includes safety equipment
MSHA Training	$	900	5 workers
Assays & Geological	$	1,000	Includes mapping
Total	$	20,900	